                                                  Rule 424(b)(3)
                                                  File No. 333-38545

Pricing Supplement No. 24                         Dated: September 16, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


U.S. $2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series H

(Registered Notes-Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $35,000,000                          Issue Price: 100%
Original Issue Date: September 21, 1998                Stated Maturity Date: September 21, 2000

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset:  Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 21st day of March, June, September and December, beginning December 21, 1998 up to but excluding Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 21st day of March, June, September and December beginning December 21, 1998 up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date.

                                                       Rule 424(b)(3)
                                                       File No. 333-38545

Pricing Supplement: No. 24                             Dated: September 16, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


Initial Interest Rate: 5.75%

Index Maturity: 3 month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread (+/-):+.25%                                    Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be    % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by    % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .094%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 24
                       UNDER MTN-SERIES H PROGRAM: $1,898,000,000
                   b)  CUSIP #42333HKG6

Agent: Citicorp Securities, Inc.
       399 Park Avenue
       7th Floor
       New York, New York